Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Relations Contact:	Company Contact:
Sean Collins, Partner	David Morash, Chief Operating Officer
CCG Investor Relations	Axesstel, Inc.
15300 Ventura Blvd., Suite 303	15373 Innovation Drive, Suite 200
Sherman Oaks, CA 91403	San Diego, CA 92128
+1 818.789.0100, ext. 202	+1 858.613.1500
Sean.Collins@ccgir.com	DMorash@axesstel.com

AXESSTEL ARRANGES $3 MILLION SECURED FINANCING

THROUGH LAURUS FUNDS

SAN DIEGO – March 16, 2004 – Axesstel, Inc. (OTCBB: AXES), a leader in developing, manufacturing and marketing high-quality, CDMA-based fixed wireless local loop (WLL), hybrid terminals and engineering services to operators worldwide, today announced that it has issued a three-year, $3 million senior secured convertible note to Laurus Master Fund, Ltd. (“Laurus Funds”), a private equity fund, based in New York City, which specializes in providing financing to growing small- and mid-capitalization companies.

The note is convertible into Axesstel common stock at $3.16 per share and is redeemable by means of cash or stock payments. The terms of the financing include the issuance of a warrant to purchase 100,000 shares of common stock, the first 50,000 shares of which are exercisable at $3.31 per share, the next 25,000 shares of which are exercisable at $3.59 per share and the balance of which are exercisable at $3.88 per share.

Mike Kwon, Chairman of Axesstel, stated, “With the ambitious growth targets we have set for 2004, the financial liquidity that this financing provides will be of significant help. Laurus has helped other developing public companies to fund their growth, and we look forward to working with them as we work toward our goals.”

The note, the warrant and the shares of common stock underlying each of them have not been registered under the United States Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. Axesstel has an obligation to file a registration statement with the U.S. Securities and Exchange Commission covering the shares of Axesstel common stock underlying the note and the warrant within 45 days of the closing of the financing.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale of any securities in any jurisdiction in which such offering sold would be unlawful.

About Laurus Funds

Laurus is a private equity fund, based in New York City, which specializes in providing financing to growing small- and mid-capitalization companies.

About Axesstel, Inc.

Axesstel, Inc., a Nevada Corporation, (OTCBB: AXES) is powering the next generation of wireless, fixed and hybrid mobile devices based on CDMA, CDMA2000, 802.11, and emerging 3G and 4G broadband IP technologies. The company is pursuing technology and applications that will enable the development and delivery of carrier-class subscriber based solutions, including fixed terminals, handsets and wireless payphones. To date, Axesstel’s Qualcomm-licensed products can be found in more than 15 countries worldwide. The company is headquartered in San Diego, California with a research and development center in Seoul, Korea. For more information, visit the company’s Web site at www.axesstel.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: With the exception of historical information, the statements set forth above include forward-looking statements that involve risk and uncertainties. The Company wishes to caution readers that a number of important factors could cause actual results to differ materially from those in the forward-looking statements. Those factors include but are not limited to the risk factors noted in the Company’s filings with the Securities & Exchange Commission, such as the rapidly changing nature of technology, evolving industry standards and frequent introductions of new products and enhancements by competitors; the competitive nature of the markets for Axesstel’s products; Axesstel’s ability to gain market acceptance for its products; the Company’s ability to attract and retain skilled personnel; and the Company’s reliance on third-party suppliers and the availability of required financing on acceptable terms.

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